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                                                                    EXHIBIT 99.1

NEWS RELEASE

                                                              [ELCOR LETTERHEAD]


PRESS RELEASE                                           TRADED: NYSE
FOR IMMEDIATE RELEASE                                   SYMBOL: ELK


FOR FURTHER INFORMATION:

Richard J. Rosebery                                     Harold R. Beattie, Jr.
Vice Chairman, Chief Financial                          Vice President - Finance
and Administrative Officer                              and Treasurer
(972) 851-0510                                          (972) 851-0523


             ELCOR CORPORATION'S FIRST QUARTER FISCAL 2002 EARNINGS
                  TO SIGNIFICANTLY EXCEED ANALYSTS' ESTIMATES;
         CYBERSHIELD SUBSIDIARY APPOINTS JAMES T. SKELLY, PRESIDENT/COO

DALLAS, TEXAS, September 20, 2001....Elcor Corporation said today that it expects to report earnings of $0.27 to $0.32 per diluted share for its seasonally strong first fiscal quarter ending September 30, 2001, surpassing analysts' consensus estimates of $0.19 per diluted share for the quarter and earnings of $0.25 per diluted share in the year-ago first quarter. Sales for the quarter are expected to range between 35% to 40% higher than sales of $101 million in the year-ago period. Citing the recent terrorist attacks, the company added that it was not prepared, at this time, to revise its outlook for the remainder of fiscal 2002.

At the same time, the company announced the appointment of James Skelly as President and Chief Operating Officer of its Cybershield subsidiary.

STRONG EARNINGS MOMENTUM IN ROOFING BUSINESS

Thomas D. Karol, Elcor's President and Chief Executive Officer, said, "Elcor's improved earnings outlook results primarily from continued strong momentum in our Elk subsidiary's roofing business. The sharp rebound in shingle shipments that we experienced during June, 2001 has continued to accelerate during the September quarter of fiscal 2002. Our performance has benefited from a return to more normal levels of roofing replacement following the ice and hailstorms of the past winter and spring. In addition, the highly successful initiatives of Elk's A Whole Different Animal(TM) campaign and industry-wide price increases in July and September of 2001 have contributed significantly to our improved results. Elk's new Myerstown, Pennsylvania roofing plant was profitable in July



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PRESS RELEASE
Elcor Corporation
September 20, 2001
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and August, and is expected to be profitable for the full quarter, as a result of strong demand in markets being served by the plant and good manufacturing results at the plant.

"We are very encouraged by our current earnings momentum. However, while we can cite many reasons to be optimistic about the remainder of fiscal 2002, the recent terrorist attacks have introduced a new element of uncertainty regarding the economy's future direction. Under present circumstances, we feel it is premature to factor the current quarter's significantly improved operating performance into an improved outlook for the remainder of fiscal 2002," he added.

JAMES T. SKELLY TO LEAD CYBERSHIELD

On September 10, 2001, James T. Skelly was appointed President and Chief Operating Officer of Cybershield. According to Mr. Karol, "Mr. Skelly comes to Cybershield with significant executive-level experience in several electronics manufacturing and service organizations, including over twenty years of experience in various sales, marketing and program management positions at Texas Instruments (TI). Since leaving TI, Mr. Skelly provided sales executive leadership at Airborn, Inc. and also served as President of Thermalloy, Inc. and EL Specialists, Inc.," he concluded. Mr. Skelly received an Industrial Engineering degree from the University of Rhode Island and an MBA from Northeastern University. Mr. Skelly succeeds Raul G. Holguin, who has left the company to pursue other interests.

CONFERENCE CALL

Elcor will host a conference call tomorrow, Friday, September 21, 2001, at 11:00 a.m. Eastern time (10:00 a.m. Central time). The conference call will be broadcast live over the Internet. Interested parties can access the conference call through the Elcor Website at www.elcor.com (Investor Relations / Calls & Presentations) or by visiting www.prnewswire.com.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "outlook," "believe," "estimate,"



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PRESS RELEASE
Elcor Corporation
September 20, 2001
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"potential," "project," "expect," "anticipate," "plan," "predict," "could,"
"should," "may," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Form 10-K for the fiscal year ending June 30, 2000, and subsequent Forms 8-K and 10-Q.


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Elcor, through its subsidiaries, manufactures Elk brand roofing and building products, reconditions locomotive engine components, provides technology for gas processing, and provides electronics manufacturing services. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing and building products facilities are located in Tuscaloosa, Alabama; Shafter, California; Myerstown, Pennsylvania; Dallas and Ennis, Texas. Its electronics manufacturing services facilities are located in Canton, Georgia; Dallas and Lufkin, Texas; its locomotive engine products facility is located in Cleveland, Ohio; and its gas processing technology operation is located in Midland, Texas.